SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 001-16437


                           OXFORD HEALTH PLANS, INC.
             (Exact name of registrant as specified in its charter)


                               48 Monroe Turnpike
                          Trumbull, Connecticut 06611
                           Telephone: (203) 459-6000
                       (Address, including zip code, and
                               telephone number,
                            including area code, of
                             registrant's principal
                               executive offices)


                    Common Stock, par value $0.01 per share
           (Title of each class of securities covered by this Form)


                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  X      Rule 12h-3(b)(1)(i)  X
            Rule 12g-4(a)(1)(ii) __     Rule 12h-3(b)(1)(ii) __
            Rule 12g-4(a)(2)(i)  __     Rule 12h-3(b)(2)(i)  __
            Rule 12g-4(a)(2)(ii) __     Rule 12h-3(b)(2)(ii) __
                                        Rule 15d-6           __


Approximate number of holders of record as of the certification or notice date: 797

Pursuant to the requirements of the Securities Exchange Act of 1934, Oxford Health Plans, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   OXFORD HEALTH PLANS, INC.


Date:  July 29, 2004               By:  /s/ Daniel N. Gregoire
                                        --------------------------------
                                        Name:  Daniel N. Gregoire
                                        Title: General Counsel & Secretary



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.